Exhibit 23.1

Independent Auditors' Report and Consent

The Board of Directors and Shareholders

Tennant Company:

    The audits referred to in our report dated February 7, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in Item 14.A.1. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to incorporation by reference in the registration statements No. 33-59054 on Form S-8, relating to the Tennant Company 1992 Stock Incentive Plan and the Tennant Company Restricted Stock Plan for Non-Employee Directors, No. 33-62003 on Form S-8, relating to the Tennant Company 1995 Stock Incentive Plan, No. 333-28641 on Form S-8, relating to the Tennant Company Non-Employee Director Stock Option Plan, No. 333-80589 on Form S-8, relating to the Tennant Company 1999 Stock Incentive Plan, No. 333-51531 on Form S-8, relating to the Castex Incorporated Employees' Retirement Savings Plan and Trust, and No. 2-86844 on Form S-8, relating to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, of our reports dated February 7, 2000, relating to the consolidated balance sheets of Tennant Company as of December 31, 1999 and 1998, and the related consolidated statements of earnings, cash flows, and shareholders' equity for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of Tennant Company.

                      /s/ KPMG LLP

Minneapolis, Minnesota
March 10, 2000